Exhibit 99.(d)(5)

MORGAN STANLEY INSTITUTIONAL FUND, INC.

SUPPLEMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

DISCIPLINED LARGE CAP VALUE ACTIVE EXTENSION PORTFOLIO
SYSTEMATIC LARGE CAP CORE ACTIVE EXTENSION PORTFOLIO

SUPPLEMENT (the “Supplement”) to AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of June 1, 2005 by and between Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the “Fund”), and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (the “Adviser”) (the “Agreement”).

RECITALS

WHEREAS, the Fund has executed and delivered the Agreement, which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

WHEREAS, the Fund has created two additional portfolios:  Disciplined Large Cap Value Active Extension Portfolio and Systematic Large Cap Core Active Extension Portfolio (each a “Portfolio” and collectively, the “Portfolios”).

AGREEMENTS

Now, therefore, the parties agree as follows:

The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to each Portfolio will be as set forth below:

Portfolio	Contractual Rate of Advisory Fee

Disciplined Large Cap Value Active Extension Portfolio

1.15% of the portion of the daily net assets not exceeding $1 billion; 1.05% of the portion of the daily net assets exceeding $1 billion but not exceeding $1.5 billion; and 0.95% of the portion of the daily net assets exceeding $1.5 billion.

Systematic Large Cap Core Active Extension Portfolio

1.15% of the portion of the daily net assets not exceeding $1 billion; 1.05% of the portion of the daily net assets exceeding $1 billion but not exceeding $1.5 billion; and 0.95% of the portion of the daily net assets exceeding $1.5 billion.

This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

The parties listed below have executed this Supplement as of the 21st day of February, 2007.

MORGAN STANLEY INVESTMENT		MORGAN STANLEY INSTITUTIONAL
MANAGEMENT INC.		FUND, INC.

/s/ Ronald E. Robison		/s/ Ronald E. Robison
Name:	Ronald E. Robison	Name:	Ronald E. Robison
Title:	Managing Director and Director	Title:	President and
Principal Executive Officer